EXHIBIT 1.1


                         ADVISORS DISCIPLINED TRUST 1862

                                 TRUST AGREEMENT

                                                           Dated: April 11, 2018

     This Trust Agreement among Advisors Asset Management, Inc., as Depositor, Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Advisors Disciplined Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After May 1, 2016" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

    1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

    2. The fractional undivided interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under "Understanding Your Investment--Statement of Financial Condition_Number of Units" in the Prospectus for the Trust.

    3. The aggregate number of Units described in Section 2.03(a) for a Trust is that number of Units set forth under "Understanding Your Investment-- Statement of Financial Condition--Number of Units" in the Prospectus for the Trust.

    4. The term "Deferred Sales Charge Payment Dates" for a Trust shall mean the dates specified for deferred sales fee installments under "Investment Summary--Fees and Expenses" in the Prospectus for the Trust.

    5. The term "Distribution Date" for a Trust shall mean the "Distribution dates" set forth under "Investment Summary--Essential Information" in the Prospectus for the Trust.

    6. The term "First Settlement Date" shall mean the third Business Day following the Initial Date of Deposit.

    7. The term "Mandatory Termination Date" for a Trust shall mean the "Termination Date" set forth under "Investment Summary--Essential Information" in the Prospectus for the Trust.

    8. The term "Record Date" for a Trust shall mean the "Record dates" set forth under "Investment Summary--Essential Information" in the Prospectus for the Trust.

    9.  For purposes of the definition of the term "Income Distribution",
Section 3.05(b)(ii)(A) shall apply.

   10. The Depositor's annual compensation as set forth under Section 3.13 shall be that dollar amount per 100 Units set forth under "Investment Summary-- Fees and Expenses--Annual operating expenses--Supervisory, evaluation and administration fees" in the Prospectus for the Trust.

   11. The Trustee's annual compensation as set forth under Section 7.04 shall be $0.0105 per Unit.

   12.  Section 1.01(42) is replaced in its entirety with the following:

     "'Percentage Ratio' shall mean with respect to a Trust, the percentage relationship among the Securities based on the number of contracts of each Option per Unit, the principal amount of each Bond per Unit and the number of shares of each Equity Security per Unit compared to all Securities attributable to each Unit existing immediately prior to the related additional deposit of Securities. The Percentage Ratio shall be adjusted to the extent necessary, and may be rounded, to reflect the occurrence of a stock dividend, a stock split or a similar event which affects the capital structure of the issuer of a Security."

   13. Section 1.01(52) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "'Securities' shall mean the Bonds, Equity Securities and Options, including Contract Securities, delivery statements relating to "when-issued" and/or "regular way" contracts, if any, for the purchase of certain Securities and certified bank check or checks or Letter of Credit or Letters of Credit sufficient in amount or availability required for such purchase, deposited in irrevocable trust and listed in the schedule(s) to the Trust Agreement or which are deposited in or purchased on behalf of a Trust pursuant to Section 2.01(b) hereof or as otherwise permitted hereby, and any securities received in exchange, substitution or replacement for such securities, as may from time to time continue to be held as part of the Trusts.

   14. Section 1.01 of the Standard Terms and Conditions of Trust is amended by adding the following subsection immediately after Section 1.01(65):

     "(66) 'Options' shall mean any put, call, straddle, option or privilege on a security or other asset, or on a group or index of securities or other assets, including Contract Securities, deposited in irrevocable trust and listed in the schedule(s) to the Trust Agreement or which are deposited in or purchased on behalf of a Trust pursuant to Section 2.01(b) or as otherwise permitted hereby, and any securities received in addition to, or in exchange, substitution or replacement for, such securities, as may from time to time continue to be held as a part of the Trust).

     (67) 'Bonds' shall mean debt obligations, including Contract Securities and delivery statements relating to `when issued' and/or `regular way' contracts, if any, for the purchase of certain bonds, deposited in irrevocable trust and listed in the schedule(s) to the Trust Agreement or which are deposited in or purchased on behalf of a Trust pursuant to Section 2.01(b) or as otherwise permitted hereby, and any obligations received in addition to, or in exchange, substitution or replacement for, such obligations, as may from time to time continue to be held as part of the Trust.

     (68) 'Equity Securities' shall mean any equity securities of corporations or other entities, including Contract Securities, deposited in irrevocable trust and listed in the schedule(s) to the Trust Agreement or which are deposited in or purchased on behalf of a Trust pursuant to Section 2.01(b) or as otherwise permitted hereby, and any securities received in addition to, or in exchange, substitution or replacement for, such securities, as may from time to time continue to be held as a part of the Trust."

   15. Section 2.01(a) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "(a) The Depositor, on the date of the Trust Agreement, has deposited with the Trustee in trust the Securities listed in the schedule(s) attached to the Trust Agreement in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form to be held, managed and applied by the Trustee as herein provided. The Depositor shall deliver to the Trustee the Securities listed on said schedule(s) to the Trust Agreement which were represented by Contract Securities within ninety (90) calendar days after the date of the Trust Agreement (the "Delivery Period"). If a contract for such Contract Securities is terminated a party thereto for any reason beyond the control of the Depositor or if for any other reason the Securities to be delivered pursuant to such contract are not delivered to the Trust by the end of the Delivery Period, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirety, apply the moneys in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in Section 3.12. In the event that the Trustee draws on the Letter of Credit, the Trustee shall provide the Depositor with notice upon the withdrawal. If the Depositor does not take the action specified in Section 3.12 within ninety (90) calendar days of the end of the Delivery Period, the Trustee shall forthwith take the action specified in
Section 3.12."

   16. Section 3.02 of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "Section 3.02. Income Account. The Trustee shall collect the dividends, interest or other like cash distributions on the Securities in each Trust as such becomes payable (including all moneys representing penalties for the failure to make timely payments on the Securities, or as liquidated damages for default or breach of any condition or term of the Securities or of the underlying instrument relating to any Securities and other income attributable to a Failed Contract Security for which no Replacement Security has been obtained pursuant to Section 3.12 hereof and interest accrued but unpaid prior to the date of deposit of the Securities) in trust and including that part of the proceeds of the sale, liquidation, redemption, prepayment or maturity of any Bonds or insurance payments thereon which represent interest thereon and credit such income to a separate account for each Trust to be known as the "Income Account."Any distributions received by the Trustee in a form other than cash (other than a non-taxable distribution of the shares of the distributing entity, which shall be returned by the Trust) shall be dealt with in the manner described in Section 3.11 and shall be retained or disposed of by a Trust according to those provisions. The proceeds of sale credited to the Income Account of the Trust. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any such sale."

   17. Section 3.05(a) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "(a) The Trustee, as of the First Settlement Date, shall advance from its own funds and shall pay to the Unitholders of each Trust then of record the amount of interest accrued on the Bonds deposited in such Trust. The Trustee shall be entitled to reimbursement for such advancement from interest received by the respective Trust before any further distributions shall be made from the Income Account to Unitholders of the Trust. The Trustee shall also advance from its own funds and pay the appropriate persons the amount of any interest which accrues on any "when, as and if issued" or "delayed delivery" Bonds deposited in a Trust from the First Settlement Date to the respective dates of delivery to the Trust of any such Bonds. Subsequent distributions shall be made as hereinafter provided. Subsequent distributions of funds from the Income Account of a Trust shall be made on the applicable Record Dates of a Trust as described herein. On or immediately after each Record Date, the Trustee shall satisfy itself as to the adequacy of the Reserve Account, making any further credits thereto as may appear appropriate in accordance with Section 3.04 and shall then with respect to each Trust:

        (i) deduct from the Income Account or, to the extent funds are not available in such Account, from the Capital Account and pay to itself individually the amounts that it is at the time entitled to receive pursuant to Section 7.04;

       (ii) deduct from the Income Account of the Trust, and, to the extent funds are not sufficient therein, from the Capital Account of the Trust, amounts necessary to pay any unpaid expenses of the Trust, including registration charges, state blue sky fees, printing costs, attorneys' fees, auditing costs and other miscellaneous out-of-pocket expenses, as certified by the Depositor, incurred in keeping the registration of the Units and the Trust on a current basis pursuant to Section 9.05;

      (iii) deduct from the Income Account or, to the extent funds are not available in such Account, from the Capital Account and pay to, or reserve for, the Depositor, Supervisor and Evaluator, as applicable, the amount that it is entitled to receive pursuant to Section 3.13;

       (iv) deduct from the Income Account or, to the extent funds are not available in such Account, from the Capital Account and pay to counsel, as hereinafter provided for, an amount equal to unpaid fees and expenses, if any, of such counsel pursuant to Section 3.08, as certified to by the Depositor; and

        (v) Notwithstanding any of the previous provisions, if a Trust is a RIC, the Trustee is directed to make any distribution or take any action necessary in order to maintain the qualification of the Trust as a regulated investment company for federal income tax purposes or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust."

   18. The first paragraph of section 3.06 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "With each distribution from the Income or Capital Accounts of a Trust the Trustee shall set forth, either in the instrument by means of which payment of such distribution is made or in an accompanying statement, the amount being distributed from each such Account and, if from the Income Account, the amount of accrued interest (uncollected and not available for distribution) on the Monthly Record Date for such distribution, each expressed as a dollar amount per Unit."

   19. Section 3.06(A)(1) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:
     "(1) the amount of income received on the Securities including amounts received as a portion of the proceeds of any disposition of Securities and accreted original discount on the Bonds;"

   20. Section 3.07 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "Section 3.07. Sale of Securities. (a) If necessary, in order to maintain the sound investment character of a Trust, the Depositor may direct the Trustee to sell, liquidate or otherwise dispose of Securities in such Trust at such price and time and in such manner as shall be determined by the Depositor, provided that the Supervisor has determined, if appropriate, that any one or more of the following conditions exist with respect to such Securities:

         (i) that there has been a default on any of the Securities in the payment of dividends, interest, principal or other payments, after declared and when due and payable;

        (ii) that any action or proceeding has been instituted at law or equity seeking to restrain or enjoin the payment of dividends, interest, principal or other payments on Securities after declared and when due and payable, or that there exists any legal question or impediment affecting such Securities or the payment of dividends, interest, principal or other payments from the same;

       (iii) that there has occurred any breach of covenant or warranty in any document relating to the issuer of the Securities which would adversely affect either immediately or contingently the payment of dividends, interest, principal or other payments after declared and when due and payable from the Securities, or the general credit standing of the issuer or otherwise impair the sound investment character of such Securities;

        (iv) that there has been a default in the payment of dividends, interest, principal, income, premium or other similar payments, if any, on any other outstanding obligations of the issuer or guarantor of such Securities;

         (v) that the price of the Security has declined to such an extent or other such credit factors exist so that in the opinion of the Supervisor, as evidenced in writing to the Trustee, the retention of such Securities would be detrimental to the Trust and to the interest of the Unitholders;

        (vi) that all of the Securities in the Trust will be sold pursuant to termination of the Trust pursuant to Section 9.02;

       (vii)   that such sale is required due to Units tendered for redemption;

      (viii) that there has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in the opinion of the Supervisor the sale or tender of the Security is in the best interest of the Unitholders;

        (ix) with respect to an Index Trust, that the Security has been removed from the Trust's Target Index;

         (x) with respect to an Index Trust, that the Security is over-represented in the Trust's portfolio in comparison to such Security's weighting in the Trust's Target Index;

        (xi) if the Trust is a Grantor Trust, that the sale of such Securities is required in order to prevent the Trust from being deemed an association taxable as a corporation for federal income tax purposes;

       (xii)   if the Trust is a RIC, that such sale is necessary or advisable
     (A) to maintain the qualification of the Trust as a "regulated investment company" for federal income tax purposes or (B) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust;

      (xiii) that as result of the ownership of the Security, the Trust or its Unitholders would be a direct or indirect shareholder of a passive foreign investment company as defined in section 1297 (a) of the Code;

       (xiv) that such sale is necessary for the Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time;

        (xv) that any action or proceeding has been instituted in law or equity seeking to restrain or enjoin the payment of principal or interest on any Bonds, attacking the constitutionality of any enabling legislation or alleging and seeking to have judicially determined the illegality of the issuing body or the constitution of its governing body or officers, the illegality, irregularity or omission of any necessary acts or proceedings preliminary to the issuance of such Bonds, or seeking to restrain or enjoin the performance by the officers or employees of any such issuing body of any improper or illegal act in connection with the administration of funds necessary for debt service on such Bonds or otherwise; or that there exists any other legal question or impediment affecting such Securities or the payment of debt service on the same;

       (xvi) that any Bonds are the subject of an advanced refunding. For the purposes of this Section 3.07(a)(xvi), "an advanced refunding" shall mean when refunding bonds are issued and the proceeds thereof are deposited in an irrevocable trust to retire the Bonds on or before their redemption date; or

      (xvii) that as of any Record Date any of the Bonds are scheduled to be redeemed and paid prior to the next succeeding Distribution Date; provided, however, that as the result of such redemption the Trustee will receive funds in an amount sufficient to enable the Trustee to include in the next distribution from the Capital Account at least $1.00 per 100 Units;

   (b) In the event a Security is sold pursuant to Section 3.07(a)(v) as a direct result of serious adverse credit factors affecting the issuer of such Security and the Trust is a RIC, then the Depositor may, if permitted by applicable law, but is not obligated, to direct the reinvestment of the proceeds of the sale of such Security in any other securities which meet the criteria necessary for inclusion in such Trust on the Initial Date of Deposit.

   (c) In the event a Security is sold pursuant to Section 3.07(a)(ix) and the Trust is a RIC, the Depositor may direct the reinvestment of the proceeds of the sale of such Security, to the extent practicable, into any security which replaces such Security as a component of the Trust's Target Index or, if no security so replaces such Security, into any other Securities which are under-represented in the Trust's portfolio in comparison to their weighting in the Trust's Target Index. In the event a Security is sold pursuant to Section 3.07(a)(x) and the Trust is a RIC, the Depositor may direct the reinvestment of the proceeds of the sale of such Security, to the extent practicable, into any other Securities which are under-represented in the Trust's portfolio in comparison to their weighting in the Trust's Target Index. Without limiting the generality of the foregoing, in determining whether such reinvestment is practicable, the Depositor may, but is not obligated to, specifically consider the ability of the Trust to reinvest such proceeds into round lots of a Security.

   (d) Upon receipt of such direction from the Depositor to dispose of Securities as described in this Section 3.07 upon which the Trustee shall rely, the Trustee shall proceed to sell or liquidate the specified Securities in accordance with such direction, and upon the receipt of the proceeds of any such sale or liquidation, after deducting therefrom any fees and expenses of the Trustee connected with such sale or liquidation and any brokerage charges, taxes or other governmental charges shall deposit such net proceeds in the applicable Capital Account; provided, however, that the Trustee shall not liquidate or sell any Bonds upon receipt of a direction from the Depositor pursuant to Section 3.07(a)(xvii), unless the Trustee shall receive on account of such sale or liquidation the full principal amount of such Bonds, plus the premium, if any, and the interest accrued and to accrue thereon to the date of the redemption of such Bonds.

   (e) The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to any such direction or by reason of the failure of the Depositor to give any such direction, and in the absence of such direction the Trustee shall have no duty to sell or liquidate any Securities under this Section 3.07.

   (f) If Options have been written with respect to Equity Securities, such Equity Securities cannot be sold or liquidated without also closing out the related Options positions."

   21. Section 3.09 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "Notice and Sale by Trustee. If at any time dividends, interest, principal or other payments, after declared and when due and payable on any of the Securities shall not have been paid within thirty days, the Trustee shall notify the Depositor thereof. If within thirty (30) days after such notification the Depositor has not given any instruction to sell or to hold or has not taken any other action in connection with such Securities, the Trustee may in its discretion sell such Securities forthwith, and the Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of such sale."

   22.  Section 3.10(d)(i) is replaced in its entirety with the following:

     "(i) The Depositor may resign and be discharged hereunder, by executing an instrument in writing resigning as Depositor and filing the same with the Trustee, not less than sixty (60) days before the date specified in such instrument when such resignation is to take effect. Upon effective resignation hereunder, the resigning Depositor shall be discharged and shall no longer be liable in any manner hereunder except as to acts or omissions occurring prior to such resignation and any successor depositor appointed by the Trustee pursuant to Section 7.01(g) shall thereupon perform all duties and be entitled to all rights under this Indenture. The successor Depositor shall not be under any liability hereunder for occurrences or omissions prior to the execution of such instrument. Notice of such resignation and appointment of a successor depositor shall be delivered by the Trustee to each Unitholder then of record."

   23. The first paragraph of Section 3.11 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "In the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken by holders of the Securities (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any matter relating to the Securities), the Trustee shall promptly notify the Depositor and shall thereupon take such action or refrain from taking any action as the Depositor shall in writing direct which includes electronic communication; provided, however, that if the Depositor shall not within five Business Days of the giving of such notice to the Depositor direct the Trustee to take or refrain from taking any action, the Trustee shall take such action or refrain from taking any action, (i) so as to insure that the Equity Securities are voted as closely as possible in the same manner and the same general proportion, with respect to all issues, as are shares of such Equity Securities that are held by owners other than the Trust and (ii) as it, in its sole discretion, shall deem advisable with respect to the Bonds. Notwithstanding the foregoing, in the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken by holders of Fund Shares (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any matter relating to the Equity Securities), the Trustee shall promptly notify the Depositor and shall thereupon take such reasonable action or refrain from taking any action with respect to the Fund Shares so that the Fund Shares are voted as closely as possible in the same manner and the same general proportion, with respect to all issues, as are shares of such Fund Shares that are held by owners other than the Trust."

   24. The Standard Terms and Conditions of Trust shall be amended to include the following sections:

     "Section 3.20. Refunding Bonds. In the event that an offer shall be made by an obligor of any of the Bond in a Trust to issue new obligations in exchange and substitution for any issue of Bonds pursuant to a plan for the refunding or refinancing of such Bonds, the Depositor shall instruct the Trustee in writing to reject such offer and either to hold or sell such Bonds, except that if
(1) the issuer is in default with respect to such Bonds or (2) in the opinion of the Depositor, given in writing to the Trustee, the issuer will probably default with respect to such

Bonds in the reasonably foreseeable future, the Depositor shall instruct the Trustee in writing to accept or reject such offer or take any other action with respect thereto as the Depositor may deem proper. Any obligation so received in exchange shall be deposited hereunder and shall be subject to the terms and conditions of this Indenture to the same extent as the Bonds originally deposited hereunder. Within five days after such deposit, notice of such exchange and deposit shall be given by the Trustee to each Unitholder of such Trust, including an identification of the Bonds eliminated and the securities substituted therefor.

     Section 3.21. Trustee Not Required to Amortize. Nothing in this Indenture, or otherwise, shall be construed to require the Trustee to make any adjustments between the Income and Capital Accounts of any Trust by reason of any premium or discount in respect of any of the Bonds."

   25. Section 5.01 of Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     Section 5.01. Evaluation of Securities. (a) The Evaluator shall determine separately, and shall promptly furnish to the Trustee and the Depositor upon request, the value of each issue of Securities (including Contract Securities) ("Evaluation") as of the Evaluation Time (i) on each Business Day during the period which the Units are being offered for sale to the public and (ii) on any other day on which a Trust Evaluation is to be made pursuant to Section 6.01 or which is requested by the Depositor or the Trustee. As part of the Trust Evaluation, the Evaluator shall determine separately and promptly furnish to the Trustee and the Depositor upon request the Evaluation of each issue of Securities initially deposited in a Trust on the Initial Date of Deposit. The Evaluator's determination of the offering prices of the Securities on the Initial Date of Deposit shall be included in the schedule(s) attached to the Trust Agreement.

   (b) During the initial offering period of a Trust (as determined by the Depositor and described in the related Prospectus) the Evaluation for each Security shall be made in the following manner: (i) with respect to Securities for which market quotations are readily available, such Evaluation shall be made on the basis of the current market value of such Securities; and (ii) with respect to other Securities' such Evaluation shall be made on the basis of the fair value of such Securities as determined in good faith by the Evaluator. If the Securities are listed on a national or foreign securities exchange and market quotations of such Securities are readily available, the market value of such Securities shall generally be based on the last available closing sale price at or immediately prior to the Evaluation Time on the exchange or market which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as a basis for evaluation) or, if there is no such available sale price on such exchange at the last available ask prices of the Securities. If the Securities are not so listed or, if so listed, the principal market therefor is other than on such exchange, or if there is no such available sale price on such exchange, such Evaluation shall generally be based on the following methods or any combination thereof whichever the Evaluator deems appropriate: (i) in the case of Equity Securities and Options, on the basis of the current ask price for comparable securities (unless the Evaluator deems such price inappropriate as a basis for evaluation), (ii) on the basis of current offering prices for the Bonds; (iii) if current ask or offering prices are not available for the Securities, on the basis of current ask or offering prices for comparable securities, (iv) by determining the valuation of Securities on the ask or offering side of the market by appraisal, (v) by causing the value of the Securities to be determined by others engaged in the practice of evaluation, quoting or appraising comparable securities or (vi) by any combination of the above With respect to Fund Shares that are not listed on a national or foreign securities exchange, such valuations shall be made on the basis of the current net asset value of such shares as determined by the issuers of such Fund Shares. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Evaluator deems such prices inappropriate as a basis for valuation). As used herein, the closing sale price is deemed to mean the most recent closing sale price on the relevant securities exchange at or immediately prior to the Evaluation Time. For each Evaluation, the Evaluator shall also confirm and furnish to the Depositor the calculation of the Trust Evaluation to be computed pursuant to Section 6.01.

   (c) For purposes of the Trust Evaluations required by Section 6.01 in determining Redemption Price and Unit Value and for secondary market purchases, Evaluation of the Securities shall be made in the manner described in Section 5.01(b), on the basis of the last available bid prices of the securities (rather than ask or offer prices) except in those cases in which the Securities are listed on a national securities exchange or a foreign securities exchange and the last available sale prices are utilized. In addition, with respect to each Security which is traded principally on a foreign securities exchange, the Evaluator shall (i) not make the addition specified in the fourth sentence of
Section 5.01(b) and (ii) shall reduce the Evaluation of each Security by the amount of any liquidation costs (other than brokerage costs incurred on any national securities exchange) and any capital gains or other taxes which would be incurred by the Trust upon the sale of such Security, such taxes being computed as if the Security were sold on the date of the Evaluation.

   26. The first paragraph of Section 6.01 of Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "As of the Evaluation Time (a) on the last Business Day of each year, (b) on the day on which any Unit is tendered for redemption and (c) on any other day desired by the Trustee or requested by the Depositor, the Trustee shall: add (i) all moneys on deposit in a Trust or moneys in the process of being collected from matured interest coupons or bonds matured or called for redemption prior to maturity (excluding (A) cash, cash equivalents or Letters of Credit deposited pursuant to Section 2.01 hereof for the purchase of Contract Securities, unless such cash or Letters of Credit have been deposited in the Income and Capital Accounts because of failure to apply such moneys to the purchase of Contract Securities pursuant to the provisions of Sections 2.01, 3.02 and 3.03 and (B) amounts credited to the Reserve Account pursuant to Section 3.04), plus (ii) the aggregate Evaluation of all Securities (including Contract Securities and additional Securities for which purchase contracts have been entered into pursuant to the Depositor's instructions pursuant to clause (ii) of the first sentence of Section 2.01(b), less the purchase price of such contracts) on deposit in such Trust (such Evaluation to be made on the basis of the aggregate underlying value of the Securities as determined in Section 5.01(b) for the purpose of computing redemption value of Units as set forth in Section 6.02), plus (iii) all other income from the Securities (including dividends receivable on the Equity Securities trading ex-dividend as of the date of such valuation and including interest accrued on the Bonds not subject to collection and distribution) as of the Evaluation Time on the date of such Evaluation together with all other assets of such Trust. For each such computation there shall be deducted from the sum of the above (i) amounts representing any applicable taxes or charges payable out of the respective Trust and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account, (ii) amounts representing estimated accrued expenses of such Trust including but not limited to unpaid fees and expenses of the Trustee, the Evaluator, the Supervisor, the Depositor and counsel, in each case as reported by the Trustee to the Depositor on or prior to the date of computation, (iii) amounts representing unpaid organization costs, (iv) if the Prospectus for a Trust provides that the Creation and Development Fee, if any, accrues on a daily basis, amounts representing unpaid accrued Creation and Development fees, (v) if the Prospectus for a Trust provides that the deferred sales charge, if any, accrues on a daily basis, amounts representing unpaid accrued deferred sales charge, and (vi) any amounts identified by the Trustee, as of the date of such computation, as held for distribution to Unitholders of record as of an Income or Capital Account Record Date, or for payment of the Redemption Price of Units tendered, prior to such date. The resulting figure is herein called a "Trust Evaluation." The value of the pro rata share of each Unit of the respective Trust determined on the basis of any such evaluation shall be referred to herein as the "Unit Value." Amounts receivable by the Trust in foreign currency shall be reported to the Evaluator who shall convert the same to U.S. dollars based on current exchange rates, in the same manner as provided in Section 5.01(b) or 5.01(c), as applicable, for the conversion of the valuation of foreign Securities, and the Evaluator shall report such conversion with each Evaluation made pursuant to Section 5.01."

   27. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, no Unitholder may request a distribution of Securities in-kind pursuant to Sections 6.02, 6.05 or 9.02.

     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                                ADVISORS ASSET MANAGEMENT, INC.


                                By     /s/ ALEX R. MEITZNER
                                  ------------------------------
                                      Senior Vice President




                                THE BANK OF NEW YORK MELLON


                                By     /s/ GERARDO CIPRIANO
                                  -----------------------------
                                             Vice President

                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED

                                       IN

                         ADVISORS DISCIPLINED TRUST 1862

Incorporated herein by this reference and made a part hereof is the schedule set forth under "Investment Summary--Portfolio" in the Prospectus for the Trust.